Exhibit 99.1

McGrath RentCorp Announces First Quarter Results; Q1 2003 EPS of $0.40

    LIVERMORE, Calif.--(BUSINESS WIRE)--April 30, 2003--McGrath RentCorp (Nasdaq:MGRC), a leading rental provider of modular buildings for classroom and office space, and test equipment for communications, fiber optic and general purpose needs, today announced revenues for the quarter ended March 31, 2003 of $27.5 million, compared to $31.8 million in first quarter 2002. The Company reported net income of $4.9 million, or $0.40 per share, compared to a net loss of $2.4 million, or $0.19 per share in first quarter 2002.
    First quarter 2002 results included a noncash impairment charge of $11.9 million by the Company's RenTelco segment which primarily affected the carrying value of its communications rental equipment, reducing net income by $7.2 million or $0.56 per share, and nonrecurring expenses related to the terminated merger with Tyco International, reducing net income by $0.3 million or $0.02 per share. For comparability, excluding impairment and merger expenses, first quarter net income would have decreased 4% from $5.1 million in 2002 to $4.9 million in 2003 with earnings per share increasing 3% from $0.39 per share in 2002 to $0.40 per share in 2003 resulting from fewer outstanding shares.
    The Company's Mobile Modular division's total revenues declined 8% resulting in an 8% decline of pre-tax income to $7.8 million, representing 97% of the Company's pre-tax income for the quarter. Sales at Enviroplex, the Company's classroom manufacturer, increased to $0.8 million with quarter-end backlog 23% higher than a year ago at $12.2 million. The Company's RenTelco division contributed pre-tax earnings primarily as a result of selling underutilized equipment, despite continuing difficult conditions throughout the telecommunications industry, as rental revenues declined 45% from the first quarter of 2002.
    "Our consolidated net income for the quarter, excluding impairment and merger expenses, was comparable to the same period a year ago, and continued strong cash flow enabled us to increase our dividend," stated Dennis Kakures, President and CEO. "Even though the operating trends in our modular business declined during the quarter just ended, we believe that recent strong order activity, stemming from the November 2002 passage of state and local bond measures to fund public school facilities in California, will facilitate a rebound in these trends for the balance of the year. Consequently, we are reconfirming our earlier full-year earnings guidance for 2003 of $2.12 to $2.17 per diluted share. Achieving these results assumes, among other factors, continued strong demand for modular classrooms in California, timely delivery and installation of classroom rental product for the new school year, and minimal delays of fourth quarter sale projects into 2004. At RenTelco, we have limited visibility as to when the business will recover. Nevertheless, we continue to believe that having right-sized equipment and overhead expense levels, RenTelco is positioned to increase its earnings as the telecommunications industry recovers."

    FIRST QUARTER 2003 HIGHLIGHTS (AS COMPARED TO FIRST QUARTER 2002)

    -- Rental revenues decreased 13% to $18.4 million. Within rental revenues, Mobile Modular decreased 4% to $15.7 million, and RenTelco decreased 45% to $2.7 million as a result of the severe and prolonged broad-based weakness in the telecommunications industry.

    -- Sales revenues decreased 14% to $5.3 million resulting from decreased equipment sales by Mobile Modular and RenTelco. Overall gross margin on sales remained consistent at 30.5% in 2002 and 30.2% in 2003. Sales can fluctuate from quarter to quarter and year to year depending on customer requirements and funding.

    -- Depreciation of rental equipment decreased 42% to $3.1 million. Within depreciation expense, Mobile Modular's depreciation expense decreased 1% to $1.7 million and RenTelco's depreciation expense decreased 62% to $1.4 million, resulting primarily from the write-down of electronics equipment occurring in the first and second quarters 2002.

    -- Operating cash flow declined 30% to $9.5 million, directly attributable to lower revenues. Debt increased $3.2 million to $58.7 million as a result of the Company's $10.2 million stock repurchase, increasing the Company's total liabilities to equity ratio to from 1.25 to 1 at December 31, 2002 to 1.32 to 1 as of March 31, 2003. At March 31, 2003, the Company, under existing bank lines of credit, has capacity to borrow up to an additional $90.3 million.

    -- Dividend rate increased to $0.20 per share for the first quarter 2003. On an annualized basis, this dividend represents a 3.3% yield on the April 29, 2003 close price of $24.25.

    It is suggested that the press release be read in conjunction with the financial statements and notes thereto included in the Company's latest Form 10-K and Forms 10-Q. You can visit the Company's web site at www.mgrc.com to access information on McGrath RentCorp, including the latest filings on Form 10-K and Form 10-Q.

    About McGrath RentCorp

    Founded in 1979, the Company, under the trade name Mobile Modular Management Corporation, rents and sells modular buildings to fulfill customer's temporary and permanent space needs in California and Texas. Mobile Modular believes it is the largest provider of relocatable classrooms for rental to school districts for grades K - 12 in California. McGrath RentCorp's majority owned subsidiary, Enviroplex, Inc., manufactures and sells classrooms directly to school districts in California.
    The Company's RenTelco division rents and sells electronic test equipment and is recognized as the leader in communications and fiber-optic test equipment rentals throughout the U.S.
    CONFERENCE CALL NOTE: As previously announced in its press release of April 16, 2003, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on April 30, 2003 to discuss the first quarter 2003 results. To participate in the teleconference, dial 800/218-9073 (international callers dial 303/262-2076). In addition, a live Web cast and replay of the call may be found in the investor relations section of the Company's website at www.mgrc.com. Telephone replay of the call will be available for 48 hours following the call by dialing 800/405-2236 (in the U.S.) or 303/590-3000 (outside the U.S.). The pass code for the call replay is 535508#.

    This press release contains statements, which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "estimates," "will," "should," "plans" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These include our statements regarding guidance on per share earnings for 2003, the expectation that strong order activity will facilitate a rebound in the operating trends modular business, the expectation of increased earnings contributions from RenTelco, the impact of the passage of the state and local bond measures for public schools in California for 2002 on order activity from California schools, the expectation of recurring rental revenues and cash flows for our modular business, and the annualized dividend yield. These forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those in the forward-looking statements as a result of various factors. These factors include the effectiveness of management's strategies and decisions, general economic and business conditions, the condition of the telecommunications industry, new or modified statutory or regulatory requirements, continuing demand for modular products, timely delivery and installation of modular products, delays of future sales projects into 2004 and changing prices and market conditions. There may be other factors not listed above that could cause actual results to vary materially from the forward-looking statements described in this press release.


MCGRATH RENTCORP
Consolidated earnings, balance sheet and segment data follow:
(in thousands, except per share amounts)
--------------------------------------------------------------------
                                                   Three Months Ended
                                                         March 31
                                                   -------------------
                                                      2003      2002
----------------------------------------------------------------------
REVENUES
  Rental                                            $18,441   $21,292
  Rental Related Services                             3,547     3,971
                                                   --------- ---------
    Rental Operations                                21,988    25,263
  Sales                                               5,277     6,145
  Other                                                 196       356
                                                   --------- ---------
       Total Revenues                                27,461    31,764
                                                   --------- ---------
COSTS AND EXPENSES
  Direct Costs of Rental Operations
    Depreciation of Rental Equipment                 3,115      5,368
    Rental Related Services                          2,161      2,231
    Impairment of Rental Equipment                      --     11,887
    Other                                            4,413      4,928
                                                    ------- ----------
       Total Direct Costs of Rental Operations       9,689     24,414
  Costs of Sales                                     3,684      4,271
                                                    ------- ----------
       Total Costs                                  13,373     28,685
                                                    ------- ----------
             Gross Margin                           14,088      3,079
  Selling and Administrative                         5,340      5,979
                                                    ------- ----------
    Income (Loss) from Operations                    8,748     (2,900)
  Interest                                             690      1,147
                                                    ------- ----------
    Income (Loss) Before Provision for Income Taxes  8,058     (4,047)
  Provision (Benefit) for Income Taxes               3,215     (1,611)
                                                    ------- ----------
    Income (Loss) Before Minority Interest           4,843     (2,436)
  Minority Interest in Income (Loss) of Subsidiary     (46)       (70)
                                                    ------- ----------
    Net Income (Loss)                               $4,889    $(2,366)
                                                    ======= ==========
Earnings (Loss) Per Share:
  Basic                                               $0.40    $(0.19)
  Diluted                                             $0.40    $(0.19)
Cash Dividends Per Share                              $0.20     $0.16
Shares Used in Per Share Calculation:
  Basic                                              12,261    12,427
  Diluted                                            12,350    12,674
Shares outstanding period end                        12,033    12,464


                                                March 31, December 31,
BALANCE SHEET DATA                                   2003      2002
------------------------------------------------------------ ---------
Rental Equipment, net                              $220,159  $221,899
Total Assets                                        304,773   313,134
Notes Payable                                        58,698    55,523
Shareholders' Equity                                131,383   139,019


SEGMENT DATA
(in thousands)   Modulars Electronics Enviroplex Corporate(1) Consoli-
                                                               dated
                 -------- ----------- ---------- ------------ --------
Three Months Ended March 31,
---------------------------
2003

 Rental Revenues $15,703      $2,738        $--          $--  $18,441
 Rental Related
  Services
  Revenues         3,427         120         --           --    3,547
 Sales and Other
  Revenues         2,582       2,063        828           --    5,473
 Total Revenues   21,712       4,921        828           --   27,461
 Depreciation of
  Rental
  Equipment        1,740       1,375         --           --    3,115
 Impairment of
  Rental
  Equipment           --          --         --           --       --
 Interest Expense
  (Income)
  Allocation         652          96        (58)          --      690
 Income (Loss)
  before
  Provision for
  Income Taxes     7,840         600       (382)          --    8,058
 Rental Equipment
  Acquisitions     2,897         757         --           --    3,654
 Accounts
  Receivable, net
  (period end)    21,535       3,475      2,010           --   27,020
 Rental
  Equipment, at
  cost (period
  end)           287,147      37,801         --           --  324,948
 Rental
  Equipment, net
  book value
  (period end)   200,766      19,393         --           --  220,159
 Utilization
  (period end)
  (2)               82.9%       44.2%
 Average
  Utilization (2)   83.8%       42.8%

2002
 Rental Revenues $16,327      $4,965        $--          $--  $21,292
 Rental Related
  Services
  Revenues         3,817         154         --           --    3,971
 Sales and Other
  Revenues         3,442       2,699        360           --    6,501
 Total Revenues   23,586       7,818        360           --   31,764
 Depreciation of
  Rental
  Equipment        1,755       3,613         --           --    5,368
 Impairment of
  Rental
  Equipment           --      11,887         --           --   11,887
 Interest Expense
  (Income)
  Allocation         912         293        (58)          --    1,147
 Income (Loss)
  before
  Provision for
  Income Taxes     8,850     (11,913)      (565)        (419)  (4,047)
 Rental Equipment
  Acquisitions     6,523         504         --           --    7,027
 Accounts
  Receivable, net
  (period end)    22,834       7,186      1,949           --   31,969
 Rental
  Equipment, at
  cost (period
  end)           284,733      64,754         --           --  349,487
 Rental
  Equipment, net
  book value
  (period end)   200,876      40,994         --           --  241,870
 Utilization
  (period end)
  (2)               85.8%       37.2%
 Average
  Utilization (2)   85.9%       34.7%
----------------------------------------------------------------------

(1) Corporate includes the impact of nonrecurring merger related items in 2002 of $419,000, which are not allocated to a specific segment.

(2) Utilization is calculated each month by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding new equipment inventory and accessory equipment. The average utilization for the period is calculated using the average costs of rental equipment.

    CONTACT: McGrath RentCorp
             Thomas J. Sauer, 925/606-9200